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                                                              EXHIBIT (a)(5)


                   Forms of Letters dated January 8, 2003 from
                the Fund to Members in connection with acceptance
                               of offers of tender

          THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED ALL OF YOUR
                               UNITS IN THE FUND.

January 8, 2003

Dear Member:

GAM Avalon Multi-Global, LLC (the "Fund") has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal and the manner in which it is being distributed, in accordance with the tender offer.

You have been paid __% of the amount requested, in accordance with the terms of the tender offer. The funds were mailed directly in the form of a check to you at your mailing address as listed in the Fund's records or, if you so specified on your Letter of Transmittal, the funds were paid by wire transfer to the brokerage account from which the investment was originally made.

The remaining __% of the amount requested is a contingent portion of the repurchased interest and its value is based on the unaudited estimated net asset value of the Fund as of December 31, 2002. This amount is subject to year-end audit adjustments which may cause a change in the value of the contingent portion of the repurchased interest. The contingent portion will be paid (subject to audit adjustment) within ten days after the conclusion of the 2002 fiscal year-end audit, or on such earlier date as the Fund's Directors may determine, according to the terms of the tender offer. We expect the audit to be completed by May 30, 2003.

Should you have any questions, please feel free to contact the Fund's Administrator, PFPC, Inc., at (866) 211-4521.

Sincerely,


GAM Avalon Multi-Global, LLC

Enclosure


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          THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED A PORTION OF
                            YOUR UNITS IN THE FUND.

January 8, 2003

Dear Member:

GAM Avalon Multi-Global, LLC (the "Fund") has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal.

Since you have tendered a portion of your investment, you have been paid 100% of the amount requested in cash, in accordance with the terms of the tender offer. The funds were mailed directly in the form of a check to you at your mailing address listed in the Fund's records or, if you so specified on your Letter of Transmittal, the funds were paid by wire transfer to the brokerage account from which the investment was originally made. You remain a member with respect to the Units that you did not tender.

Should you have any questions, please feel free to contact the Fund's Administrator, PFPC, Inc., at (866) 211-4521.

Sincerely,


GAM Avalon Multi-Global, LLC

Enclosure